Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor One Exchange Square 8 Connaught Place Central Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

12 November 2024

Matter No. 1003934/110391933

852 2842 9530

Richard.Hall@conyers.com

Rectitude Holdings Ltd

35 Tampines Industrial Avenue 5
T5@Tampines
Singapore 528627

Dear Sir/Madam,

Re: Rectitude Holdings Ltd (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof, as amended (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) in respect of the sale by A.G.P./Alliance Global Partners (the “Selling Shareholder”) of up to 100,000 ordinary shares par value US$0.0001 each (the “Warrant Shares”) of the Company issuable upon exercise of the warrants to purchase ordinary shares (the “Warrants”) issued to the Selling Shareholder pursuant to a certain warrant agreement between the Company and the Selling Shareholder dated 24 June 2024 (the “Warrant Agreement”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

1.1.	the Registration Statement; and

1.2.	the Warrant Agreement.

We have also reviewed copies of:

1.3.	the currently effective amended and restated memorandum and articles of association of the Company certified by a director of the Company on 8 November 2024 (the “Memorandum and Articles”);

1.4.	unanimous written resolutions of the directors of the Company dated 2 January 2024 and 8 November 2024 (the “Resolutions”);

1.5.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 8 November 2024 (the “Certificate Date”);

1.6.	the register of directors the Company certified by a director of the Company on 8 November 2024; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Warrant Agreement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the Warrant Agreement remains in full force and effect and has not been rescinded or amended from the date thereof to the date hereof;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8.	that the Warrant Agreement is legal, valid and binding in accordance with its terms pursuant to its governing law;

2.9.	that the issuance and sale of and payment for the Ordinary Shares will be in accordance with the Warrant Agreement and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto); and

2.10.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

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3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	Based solely on our review of the Memorandum, the Company has an authorised share capital of US$50,000 divided into 500,000,000 shares of par value US$0.0001 each.

4.3.	The Company has taken all corporate action required to authorise the allotment and issue of the Warrant Shares. When issued and paid for as contemplated by the Registration Statement and the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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